Exhibit 99.1

Kaiser Aluminum Corporation Reports

Fourth Quarter and Full Year 2023 Financial Results

Fourth Quarter 2023 Highlights:

o
Net Sales $722 Million; Conversion Revenue $361 Million
o
Net Income $8 Million; Net Income per Diluted Share $0.47
o
Adjusted Net Income $10 Million; Adjusted Net Income per Diluted Share $0.60
o
Adjusted EBITDA $52 Million; Adjusted EBITDA Margin 14.3%
o
Aerospace / High Strength Achieved Record Net Sales and Conversion Revenue

Full Year 2023 Highlights:

o
Net Sales $3.1 Billion; Conversion Revenue $1.47 Billion
o
Net Income $47 Million; Net Income per Diluted Share $2.92
o
Adjusted Net Income $44 Million; Adjusted Net Income per Diluted Share $2.74
o
Adjusted EBITDA $210 Million; Adjusted EBITDA Margin 14.3%
o
Continued Strong Liquidity of $599 Million as of December 31, 2023

FRANKLIN, Tenn., February 21, 2024 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced fourth quarter and full year 2023 results.

Management Commentary

“Despite its challenges, 2023 was a foundational year for Kaiser as we laid the groundwork necessary to capture the vast growth opportunities ahead. Our focused execution led us to end the year in a solid position with full year net income of $47 million and adjusted EBITDA increasing 48% over 2022 to approximately $210 million,” said Keith A. Harvey, President and Chief Executive Officer. “Aerospace products' demand remained very strong with net sales and conversion revenue each setting a new record high. While reduced demand for general engineering plate products persisted, our unique ability to flex our capacity at our Trentwood facility to support strengthening aerospace demand further contributed to our performance. After five consecutive quarters, destocking activity for general engineering long products stabilized during the fourth quarter. In our packaging operations, while destocking stabilized for beverage products in the latter half of 2023, it persisted for food products, which we expect will abate by the end of the first quarter of 2024. Our new roll coat installation, to convert approximately 25% of our existing packaging capacity to higher valued coated products, is progressing well and is on time for completion and customer qualifications by the end of the year. Importantly, we have ample resources, including nearly $600 million in liquidity and a strong capital expenditures budget, to implement our growth initiatives as we strive to drive sustainable long-term growth.”

Fourth Quarter and Full Year 2023 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Shipments (millions of lbs.)	284	302	1,196	1,254

Net sales	$722	$776	$3,087	$3,428
Less hedged cost of alloyed metal[1]	(361)	(420)	(1,621)	(2,045)
Conversion revenue	$361	$356	$1,466	$1,383

Realized price per pound ($/lb.)
Net sales	$2.54	$2.57	$2.58	$2.73
Less hedged cost of alloyed metal	(1.27)	(1.39)	(1.35)	(1.63)
Conversion revenue	$1.27	$1.18	$1.23	$1.10

As reported
Operating income (loss)	$22	$(22)	$96	$4
Net income (loss)	$8	$(26)	$47	$(30)
Net income (loss) per share, diluted[2]	$0.47	$(1.66)	$2.92	$(1.86)

Adjusted[3]
Operating income	$23	$3	$101	$35
EBITDA[4]	$52	$30	$210	$142
EBITDA margin[5]	14.3%	8.4%	14.3%	10.3%
Net income (loss)	$10	$(6)	$44	$(9)
EPS, diluted[2]	$0.60	$(0.35)	$2.74	$(0.55)

1.
Hedged Cost of Alloyed Metal for 4Q23, 4Q22, and full year 2023 and 2022 included $356.5 million, $414.3 million, $1,599.7 million, and $2,028.2 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $4.0 million, $6.1 million, $21.4 million, and $17.0 million, in 4Q23, 4Q22, and full year 2023 and 2022, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income (Loss).
2.
Diluted shares for EPS are calculated using the two-class method for the quarter and year ended December 31, 2023 and the treasury stock method for the quarter and year ended December 31, 2022.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Fourth Quarter 2023 Financial Highlights

Net sales for the fourth quarter 2023 decreased modestly to $722 million compared to $776 million in the prior year period, reflecting a 6% decrease in shipments and a 1% decrease in average selling price per pound. The decrease in average selling price reflected a 9% decrease in underlying contained metal costs, partially offset by an 8% increase in conversion revenue per pound.

Conversion revenue for the fourth quarter 2023 was $361 million, reflecting a 2% increase compared to the prior year period.

•
Net sales for the Company's aerospace/high strength applications were $237 million, and conversion revenue was $146 million, reflecting a 42% increase resulting from a 24% increase in shipments over the prior year quarter. The improvement reflects continued strengthening demand for commercial aerospace applications along with a more favorable product mix.
•
Net sales for packaging applications were $294 million, and conversion revenue was $118 million, reflecting a 12% decrease due to ongoing destocking in the market, primarily for coated food products. Shipments decreased 8% over the prior year quarter, primarily driven by lower beverage product shipments and destocking in coated food products.
•
Net sales for general engineering applications were $131 million, and conversion revenue was $69 million, reflecting a 25% decrease resulting from a 26% decrease in shipments over the prior year quarter due to destocking at service centers, primarily for the Company's plate products.
•
Net sales for automotive extrusions were $56 million, and conversion revenue was $27 million, reflecting a 6% increase resulting from improved pricing over the prior year quarter offset by a 7% decrease in shipments.

Reported net income for the fourth quarter 2023 was $8 million, or $0.47 income per diluted share, compared to a net loss and loss per diluted share of $26 million and $1.66, respectively, in the prior year period. Excluding the impact of pre-tax, non-run-rate charges of $3 million, adjusted net income was $10 million for the fourth quarter 2023, compared to an adjusted net loss of $6 million in the prior year period. Adjusted net income per diluted share was $0.60 for the fourth quarter 2023, compared to an adjusted net loss per diluted share of $0.35 for the fourth quarter 2022.

Adjusted EBITDA of $52 million in the fourth quarter 2023 increased $22 million compared to the prior year period and increased $4 million compared to the third quarter 2023. Adjusted EBITDA as a percentage of conversion revenue was 14.3% in the fourth quarter 2023 compared to 8.4% in the prior year period and 13.3% in the third quarter 2023.

Full Year 2023 Financial Results

Net sales for the full year 2023 decreased to $3.1 billion compared to $3.4 billion in the prior year, reflecting a 5% decrease in shipments and a 5% decrease in average selling price per pound. The decrease in average selling price reflected a 17% decrease in underlying contained metal costs, partially offset by a 12% increase in conversion revenue per pound.

Conversion revenue for the full year 2023 was $1.47 billion, reflecting a 6% increase compared to the prior year.

•
Net sales for the Company's aerospace/high strength applications were $899 million, and conversion revenue was $533 million, reflecting a 50% increase resulting from a 36% increase in shipments over the prior year. The improvement reflects continued strengthening demand for commercial aerospace applications and improved pricing with conversion revenue now exceeding pre-pandemic levels.
•
Net sales for packaging applications were $1.3 billion, and conversion revenue was $503 million, reflecting a 9% decrease due to a 7% decrease in shipments driven by destocking of beverage related products earlier in the year and food related products in the fourth quarter.

•
Net sales for general engineering applications were $597 million, and conversion revenue was $305 million, reflecting a 17% decrease resulting from a 29% decrease in shipments over the prior year due to destocking at service centers, primarily for the Company's plate products.
•
Net sales for automotive extrusions were $255 million, and conversion revenue was $116 million, reflecting a 21% increase resulting from an 8% increase in shipments on improved pricing over the prior year.

Reported net income for the full year 2023 was $47 million, or $2.92 income per diluted share, compared to a net loss and loss per diluted share of $30 million and $1.86, respectively, in the prior year. Excluding the net impact of pre-tax, non-run-rate gains of $4 million, adjusted net income was $44 million for the full year 2023, compared to an adjusted net loss of $9 million in the prior year. Adjusted net income per diluted share was $2.74 for the full year 2023, compared to an adjusted net loss per diluted share of $0.55 for the full year 2022.

Adjusted EBITDA of $210 million in the full year 2023 increased $68 million compared to the prior year. Adjusted EBITDA as a percentage of conversion revenue was 14.3% for the full year 2023 compared to 10.3% in the prior year.

Cash Flow and Liquidity

Adjusted EBITDA of $210 million reported in the full year 2023, cash on hand, and a $42 million change in working capital funded $143 million of capital investments, $44 million of interest payments and $50 million of cash returned to stockholders through quarterly dividends.

As of December 31, 2023, the Company had cash and cash equivalents of $82 million and borrowing availability under the Company's revolving credit facility of $517 million, providing total liquidity of $599 million. There were no outstanding borrowings under the revolving credit facility as of December 31, 2023.

On January 11, 2024, the Company announced the declaration of a quarterly cash dividend of $0.77 per share which was paid on February 15, 2024 to stockholders of record as of the close of business on January 25, 2024.

2024 Outlook

Kaiser remains well positioned in the current demand environment as a key supplier in diverse end markets with multi-year contracts with strategic partners and expects demand will continue to improve across key markets throughout 2024. In aerospace/high strength applications, the strong momentum from 2023 is expected to continue, supported by customer declarations for commercial jets and strong demand for defense, space, and business jets. In packaging applications, shipments and conversion revenue are expected to improve as destocking ends in coated food products, along with anticipated steady demand improvements for both beverage and food products as the year progresses. General engineering destocking is expected to continue to abate in the first half of 2024 with improving shipments in the second half of the year. Automotive extrusions demand is expected to continue its modest recovery with steady shipments and conversion revenue.

As a result, conversion revenue for the full year 2024 is expected to improve 2% - 3% with adjusted EBITDA margins to improve 70 - 170 basis points over 2023. The Company believes its adjusted EBITDA and adjusted EBITDA margin will continue to improve as it implements cost reduction measures in operations, increases manufacturing efficiencies and pursues strategic growth initiatives in its aerospace/high strength and packaging applications.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 22, 2024, at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its fourth quarter and full year 2023 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813, and accessed internationally at (201) 689-8573. The conference call ID number is 13743430. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, reshoring, cyclicality, supply chain disruptions, and conditions that impact demand drivers in the aerospace/high strength, aluminum beverage and food packaging, general engineering, automotive and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies; and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2023; and (k) the completion of the audit of the Company's financial statements for the period ended December 31, 2023. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Loss)1

(In millions of dollars, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Net sales	$3,087.0	$3,427.9
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	2,754.9	3,180.2
Depreciation and amortization	108.6	106.9
Selling, general, administrative, research and development	122.7	110.9
Goodwill impairment	—	20.5
Restructuring costs	5.0	2.2
Other operating charges, net	—	3.2
Total costs and expenses	2,991.2	3,423.9
Operating income	95.8	4.0
Other (expense) income:
Interest expense	(46.9)	(48.3)
Other (expense) income, net	7.4	6.4
Income (loss) before income taxes	56.3	(37.9)
Income tax (provision) benefit	(9.1)	8.3
Net income (loss)	$47.2	$(29.6)
Net income (loss) per common share:
Basic	$2.95	$(1.86)
Diluted[2]	$2.92	$(1.86)
Weighted-average number of common shares outstanding (in thousands):
Basic	15,991	15,906
Diluted[2]	16,131	15,906

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2023 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the two-class method for the year ended December 31, 2023 and the treasury stock method for the year ended December 31, 2022.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets1

(In millions of dollars, except share and per share amounts)

	As of December 31, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$82.4	$57.4
Receivables:
Trade receivables, net	325.2	297.2
Other	12.4	73.5
Contract assets	58.5	58.6
Inventories	477.2	525.4
Prepaid expenses and other current assets	34.5	30.5
Total current assets	990.2	1,042.6
Property, plant and equipment, net	1,052.1	1,013.2
Operating lease assets	32.6	39.1
Deferred tax assets, net	6.0	7.5
Intangible assets, net	50.0	55.3
Goodwill	18.8	18.8
Other assets	117.7	112.3
Total	$2,267.4	$2,288.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$252.7	$305.1
Accrued salaries, wages and related expenses	53.0	45.2
Other accrued liabilities	64.3	68.4
Total current liabilities	370.0	418.7
Long-term portion of operating lease liabilities	29.2	35.4
Pension and other postretirement benefits	76.8	69.3
Net liabilities of Salaried VEBA	3.8	16.5
Deferred tax liabilities	13.9	4.9
Long-term liabilities	81.7	74.7
Long-term debt, net	1,039.8	1,038.1
Total liabilities	1,615.2	1,657.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2023 and December 31, 2022; no shares were issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2023 and December 31, 2022; 22,851,077 shares issued and 16,015,791 shares outstanding at December 31, 2023; 22,776,042 shares issued and 15,940,756 shares outstanding at December 31, 2022	0.2	0.2
Additional paid in capital	1,104.7	1,090.4
Retained earnings	10.1	13.3
Treasury stock, at cost, 6,835,286 shares at both December 31, 2023 and December 31, 2022	(475.9)	(475.9)
Accumulated other comprehensive income	13.1	3.2
Total stockholders' equity	652.2	631.2
Total	$2,267.4	$2,288.8

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2023 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss)	$7.6	$(26.4)	$47.2	$(29.6)
Interest expense	11.5	11.8	46.9	48.3
Other expense (income), net	1.5	1.0	(7.4)	(6.4)
Income tax provision (benefit)	1.1	(8.6)	9.1	(8.3)
GAAP operating income (loss)	21.7	(22.2)	95.8	4.0
Mark-to-market loss (gain)[1]	0.2	(0.5)	—	1.4
Restructuring cost	0.8	2.2	5.0	2.2
Acquisition charges[2]	—	—	—	0.4
Goodwill impairment	—	20.5	—	20.5
Non-cash asset impairment charge	—	—	—	3.2
Other operating NRR loss[3,4]	0.2	3.2	0.2	3.3
Operating income, excluding operating NRR items	22.9	3.2	101.0	35.0
Depreciation and amortization	28.7	26.5	108.6	106.9
Adjusted EBITDA[5]	$51.6	$29.7	$209.6	$141.9

GAAP net income (loss)	$7.6	$(26.4)	$47.2	$(29.6)
Operating NRR items	1.2	25.4	5.2	31.0
Non-operating NRR items[6]	1.4	0.9	(8.9)	(4.6)
Tax impact of above NRR items	(0.4)	(5.5)	0.8	(5.5)
Adjusted net income (loss)	$9.8	$(5.6)	$44.3	$(8.7)

Net income (loss) per share, diluted[7]	$0.47	$(1.66)	$2.92	$(1.86)
Adjusted earnings (loss) per diluted share[7]	$0.60	$(0.35)	$2.74	$(0.55)

1.
Mark-to-market loss (gain) on derivative instruments includes the loss (gain) on non-designated commodity hedges. Adjusted EBITDA reflects the loss (gain) realized of such settlements.
2.
Acquisition costs are non-run-rate acquisition-related transaction items, which include professional fees, as well as non-cash hedging charges recorded in connection with the Warrick acquisition.
3.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
4.
Other operating NRR items primarily represent the impact of adjustments to environmental expenses and net periodic postretirement service cost relating to Salaried VEBA.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
6.
Non-operating NRR items represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and gains recorded from the sale of land.
7.
Diluted shares for EPS are calculated using the two-class method for the quarter and year ended December 31, 2023 and the treasury stock method for the quarter and year ended December 31, 2022.